SUNGLASS HUT INTERNATIONAL, INC.

                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003

                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED OCTOBER 4, 1996)

         Unless otherwise provided, terms used in the Prospectus, dated October 4, 1996 (the "Prospectus"), of Sunglass Hut International, Inc., will have the same meaning when used in this Prospectus Supplement. The Prospectus immediately follows this Prospectus Supplement.

                  INSTRUCTIONS FOR OBTAINING UNRESTRICTED NOTES

         Purchasers who acquire Notes pursuant to the registration statement to which the Prospectus is a part and who desire to obtain Unrestricted Notes may do so by completing the steps set forth in the Prospectus under the caption "Plan of Distribution," provided, however, that THE PURCHASER'S CERTIFICATE INCLUDED AS EXHIBIT A TO THIS PROSPECTUS SUPPLEMENT MUST BE USED INSTEAD OF THE ONE INCLUDED IN THE PROSPECTUS.

                          NOTE SELLING SECURITY HOLDERS

         The following table sets forth certain information with respect to the beneficial holders of the Notes as of July 14, 1997.

                                                                                                  PRINCIPAL AMOUNT
                                                       PRINCIPAL AMOUNT      PRINCIPAL AMOUNT      OF NOTES TO BE
                                                           OF NOTES          OF NOTES TO BE        OWNED AFTER THE
NAME OF NOTE SELLING SECURITYHOLDERS(1)               BENEFICIALLY OWNED     OFFERED FOR SALE         OFFERING
Fidelity Fixed-Income Trust:
        Spartan High Income Fund                           $ 14,680,000          $ 14,680,000             $ 0
Fidelity Global Yield Trust                                   1,910,000             1,910,000               0
Fidelity Management Trust Company                             9,580,000             9,580,000               0
Fidelity World Global High Income Fund                          140,000               140,000               0
J.P. Morgan Securities, Inc.                                  1,310,000             1,310,000               0
Lazard Freres & Co., L.L.C.                                   3,030,000             3,030,000               0
Loomis, Sayles & Co., L.P. Investment Advisor                51,950,000            51,950,000               0
Morgan Stanley & Co, Inc.(3)                                  1,350,000             1,350,000               0
Paloma Securities, L.L.C.                                     4,625,000             4,625,000               0
Smith Barney Inc.(2)                                            975,000               975,000               0
Variable Insurance Products Fund:
        High Income Fund                                      6,840,000             6,840,000               0
                                                          -------------          ------------             ---
                                                           $ 96,390,000          $ 96,390,000             $ 0
                                                           ============          ============             ===

(1) Except as stated herein, none of the Note Selling Securityholders has any material relationship with the Company.

(2) Smith Barney Inc. has from time to time provided investment banking services to the Company. Smith Barney, Inc. was an initial purchaser of the Notes.

(3) Morgan Stanley & Co, Inc. has from time to time provided investment banking services to the Company. Morgan Stanley & Co, Inc. was an initial purchaser of the Notes.


                         ------------------------------

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 14, 1997

                         ------------------------------

                          Supplement Page 1 of 1 Pages

                                                               EXHIBIT A TO
                                                           PROSPECTUS SUPPLEMENT
                                                               (JULY 14, 1997)

                             PURCHASER'S CERTIFICATE

                        SUNGLASS HUT INTERNATIONAL, INC.

                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003

         This Purchaser's Certificate is delivered to Sunglass Hut International, Inc. (the "Company") in connection with that certain registration statement registering the resale of Sunglass Hut International, Inc.'s 5 1/4% Convertible Subordinated Notes Due 2003 (the "Notes"). In order to obtain Unrestricted Notes (as defined in the Prospectus) this certificate must be completed in full and telecopied or otherwise delivered to Jennifer Weeks, Sunglass Hut International, Inc., 255 Alhambra Circle, Coral Gables, Florida 33134; Telecopy (305) 461-6332; Telephone (305) 461-6100 immediately after the purchase of such Notes.

         1.  NAME OF SELLER; AND DTC PARTICIPANT NUMBER

             __________________________________________________________________

         2.  SIGNATURE OF SELLER

         The undersigned hereby confirms that on ___________________, 1997, it sold ________________ principal amount of the Notes to the person named below in paragraph three.

                                  Signature:___________________________________

Dated:_______________,1997        Print Name: _________________________________

                                  Title:_______________________________________

         3.  NAME OF PURCHASER;  AND DTC PARTICIPANT NUMBER

             __________________________________________________________________

         4.  SIGNATURE OF PURCHASER

         THE UNDERSIGNED HEREBY CONFIRMS THAT IT RECEIVED A COPY OF THE PROSPECTUS DATED OCTOBER 4, 1996 (THE "PROSPECTUS") AND THE PROSPECTUS SUPPLEMENT DATED JULY 14, 1997 ATTACHED THERETO RELATING TO THE SALE OF THE NOTES BY THE SELLER IDENTIFIED HEREIN (THE "SUPPLEMENTAL PROSPECTUS") AT THE TIME OF THE SALE OF THE NOTES TO THE UNDERSIGNED. THE UNDERSIGNED HEREBY PURCHASED $________________ PRINCIPAL AMOUNT OF THE NOTES FROM THE SELLER PURSUANT TO THE PROSPECTUS AND HEREBY REQUESTS THAT, IN RELIANCE ON THE REPRESENTATIONS MADE BY THE PARTIES HERETO, THE COMPANY DELIVER TO THE UNDERSIGNED UNRESTRICTED NOTES REPRESENTED BY CUSIP NO. 86736F AC 0 IN EXCHANGE FOR THE SAME PRINCIPAL AMOUNT OF RESTRICTED NOTES.

                                 Signature: ___________________________________

Dated:_______________, 199__     Print Name:___________________________________

                                 Title: _______________________________________